Exhibit 99.1

AEO Inc. Reports First Quarter 2022 Results

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Shifting macro combined with difficult compares proved challenging
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Sales miss resulted in operating profit and margin below expectations
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Taking swift measures to reset inventory and expense plans for second half to better align with consumer demand
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Brands remain strong with performance continuing to reflect structural improvements compared to pre-pandemic 2019

May 26, 2022

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the first quarter ended April 30, 2022.

“The first quarter proved challenging, with demand well below our expectations, pressuring operating profit. Comparisons from an extraordinary spring last year driven by stimulus payments and pent-up customer demand, were compounded by rising inflation, higher gas prices and a stronger than anticipated pivot to other discretionary categories. In hindsight, our plans entering the year were too optimistic. We are taking swift measures to adjust our inventory and expense base with a firm goal of entering the second half better aligned with demand trends,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

“Despite near term challenges, our brands continue to reflect progress from pre-pandemic periods, grounded in our Real Power. Real Growth strategy. Aerie remains on a remarkable trajectory with revenue more than doubling and profit expanding over five-fold versus first quarter 2019. Greater focus in our assortment and real-estate footprint at AE continue to drive efficiencies in the business. We are committed to maintaining and building on these structural improvements and right-setting the business to deliver improved profitability in the second half,” continued Mr. Schottenstein.

First Quarter 2022 Results:

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Total net revenue increased $20 million, or 2% to $1.055 billion, compared to $1.035 billion in the first quarter of 2021. Our supply chain acquisitions contributed approximately 3 percentage points to revenue growth.

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Aerie revenue of $322 million rose 8% reflecting a 27% 3-year revenue CAGR. American Eagle revenue of $686 million declined 6% versus first quarter 2021 reflecting a -2% 3-year revenue CAGR.
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Consolidated store revenue increased 2%. Total digital revenue declined 6%. Compared to pre-pandemic first quarter 2019, store revenue increased 1% and digital revenue increased 48%.
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Gross profit of $388 million declined 11% from $436 million in the first quarter of 2021 and reflected a gross margin rate of 36.8% compared to 42.2% last year. Higher freight costs impacted the gross margin by approximately 340 basis points and our supply chain business had a 120 basis point impact as we integrate and ramp up the platform. Delivery and rent also increased, offset slightly by lower incentive compensation accruals.
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Selling, general and administrative expense of $299 million increased 13%. SG&A increased 270 basis points as a rate to sales versus first quarter 2021 primarily due to increased store wages and hours and corporate compensation, professional services and advertising partially offset by lower incentive compensation accruals.
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Operating income of $42 million included $35 million from higher freight costs and a $12 million loss from the supply chain acquisitions and compared to operating income of $133 million in the first quarter of 2021.
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Average diluted shares outstanding were 220 million, compared to 207 million in the first quarter of 2021. The increase primarily reflected 49 million shares of unrealized dilution associated with the company’s convertible notes, consistent with the required adoption of ASU 2020-06 this quarter, compared to 34 million shares in the first quarter of 2021.
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EPS of $0.16 includes an approximately $3 million addback to net income of interest expense associated with the company’s convertible notes, in-line with the adoption of ASU 2020-06 this quarter.

Inventory

Total ending inventory at cost increased 46% to $682 million compared to $467 million last year. Higher costs drove roughly half of the increase. From a brand standpoint, AE and Aerie each drove roughly half of the increase. Total units were up 24%, due to higher in-transit and on-hand inventory, including 7 points of growth related to Aerie and OFFL/NE new store openings. Based on current demand trends, management is resetting inventory for the second half and will clear through excess spring goods in the second quarter.

Capital Expenditures

In the first quarter of 2022, capital expenditures totaled $58 million. We expect full-year capital expenditures to be approximately $275 million.

Cash Flow

The company ended the period with total cash of $229 million. Total liquidity including available credit was $581 million.

Shareholder Returns

The company’s first quarter $0.18 per share cash dividend amounting to $30 million was paid during the quarter.

Outlook

For the second quarter, management expects top-line growth to trend similarly to the first quarter with a gross margin rate of approximately 33%. This reflects higher markdowns to clear through spring inventory, higher freight costs and the impact of the supply chain acquisitions.

Incorporating shifts in the macro environment, the company is lowering its outlook for the year. Management expects operating profit to be above $314 million achieved in Fiscal 2019, with total revenue up in the low single digits compared to Fiscal 2021. The company expects to enter the second half better aligned with demand, with a more balanced inventory position and leaner expense base, driving improved margins and profitability relative to the first half.

The company will provide updates to the longer-term outlook once visibility into the macro and business trends improves.

Conference Call and Supplemental Financial Information

Management will host a conference call and real time webcast today at 4:30 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including second quarter and annual fiscal 2022 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2022 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	April 30, 2022	January 29, 2022	May 1, 2021
ASSETS
Cash and cash equivalents	$228,775	$434,770	$716,679
Short-term investments	-	-	75,000
Merchandise inventory	682,100	553,458	466,698
Accounts receivable, net	230,469	286,683	149,056
Prepaid expenses and other	139,195	122,013	88,347
Total current assets	1,280,539	1,396,924	1,495,780
Operating lease right-of-use assets	1,210,169	1,193,021	1,130,743
Property and equipment, at cost, net of accumulated depreciation	745,165	728,272	627,967
Goodwill, net	271,398	271,416	13,395
Intangible assets, net	100,679	102,701	56,301
Non-current deferred income taxes	42,977	44,167	45,995
Other assets	50,591	50,142	30,485
Total assets	$3,701,518	$3,786,643	$3,400,666

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$236,376	$231,782	$231,932
Current portion of operating lease liabilities	317,844	311,005	297,561
Unredeemed gift cards and gift certificates	59,256	71,365	50,754
Accrued compensation and payroll taxes	34,469	141,817	87,488
Accrued income taxes and other	15,550	16,274	20,250
Other current liabilities and accrued expenses	73,984	70,628	56,498
Total current liabilities	737,479	842,871	744,483
Non-current operating lease liabilities	1,150,951	1,154,481	1,126,165
Long-term debt, net	405,807	341,002	329,718
Other non-current liabilities	24,275	24,617	24,737
Total non-current liabilities	1,581,033	1,520,100	1,480,620
Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,496	2,496	2,496
Contributed capital	562,973	636,355	648,434
Accumulated other comprehensive loss	(40,315)	(40,845)	(37,810)
Retained earnings	2,224,113	2,203,772	1,951,496
Treasury stock	(1,366,261)	(1,378,106)	(1,389,053)
Total stockholders' equity	1,383,006	1,423,672	1,175,563
Total liabilities and stockholders' equity	$3,701,518	$3,786,643	$3,400,666

Current ratio	1.74	1.66	2.01

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	GAAP Basis
	13 Weeks Ended
	April 30, 2022	% of Revenue	May 1, 2021	% of Revenue
Total net revenue	$1,055,037	100.0%	$1,034,614	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	667,011	63.2%	598,424	57.8%
Gross profit	388,026	36.8%	436,190	42.2%
Selling, general and administrative expenses	298,755	28.3%	264,492	25.6%
Depreciation and amortization expense	47,369	4.5%	38,271	3.7%
Operating income	41,902	4.0%	133,427	12.9%
Interest expense, net	4,588	0.4%	8,506	0.8%
Other income, net	(4,444)	-0.4%	(1,860)	-0.2%
Income before income taxes	41,758	4.0%	126,781	12.3%
Provision from income taxes	10,018	1.0%	31,318	3.1%
Net income	$31,740	3.0%	$95,463	9.2%

Net income per basic share	$0.19		$0.57
Net income per diluted share	$0.16		$0.46

Weighted average common shares outstanding - basic	168,460		167,257
Weighted average common shares outstanding - diluted	219,742		206,562

AMERICAN EAGLE OUTFITTERS, INC.
BASIC AND DILUTED EARNINGS PER SHARE RECONCILIATION
(Dollars and shares in thousands)
(unaudited)

	13 Weeks Ended
Numerator:	April 30, 2022	May 1, 2021
Net income and numerator for basic EPS	$31,740	$95,463
Add: Interest expense, net of tax, related to the 2025 Notes (1)	3,369	-
Numerator for diluted EPS	$35,109	$95,463

Denominator:
Denominator for basic EPS - weighted average shares	168,460	167,257
Add: Dilutive effect of the 2025 Notes (1)	48,574	33,798
Add: Dilutive effect of stock options and non-vested restricted stock	2,708	5,507
Denominator for diluted EPS - adjusted weighted average shares	219,742	206,562

(1) During the 13 weeks ended April 30, 2022, the Company adopted ASU 2020-06 under the modified retrospective method, which requires the Company to utilize the "if-converted" method of calculated diluted EPS.

AMERICAN EAGLE OUTFITTERS, INC.
RESULTS BY SEGMENT
(Dollars in thousands)
(unaudited)

	American Eagle	Aerie	Corporate and Other(1)	Total
13 weeks ended April 30, 2022
Total net revenue	$685,579	$321,712	$47,746	$1,055,037
Operating income (loss)	$103,905	$43,073	$(105,076)	$41,902
% of revenue	15.2%	13.4%		4.0%
Capital expenditures	$15,770	$31,015	$11,609	$58,394

13 weeks ended May 1, 2021
Total net revenue	$727,702	$297,487	$9,425	$1,034,614
Operating income (loss)	$151,232	$69,978	$(87,783)	$133,427
% of revenue	20.8%	23.5%		12.9%
Capital expenditures	$13,439	$10,819	$12,548	$36,806

(1) Corporate and Other includes revenue and operating results of the Todd Snyder and Unsubscribed brands, and the Supply Chain Platform (net of intersegment eliminations), which have been identified as operating segments but are not material to disclose as separate reportable segments. Corporate operating costs represents certain costs that are not directly attributable to another reportable segment.

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)

First Quarter
2022
Consolidated stores at beginning of period	1,133
Consolidated stores opened during the period
AE Brand (2)	7
Aerie (incl. OFFL/NE) (3)	12
Consolidated stores closed during the period
AE Brand (2)	(9)
Aerie (incl. OFFL/NE) (3)	(2)
Total consolidated stores at end of period	1,141

AE Brand (2)	878
Aerie (incl. OFFL/NE) (3)	254
Todd Snyder	5
Unsubscribed	4

Total gross square footage at end of period (in '000)	6,975

International license locations at end of period (1)	258

(1) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.

(2) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.

(3) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.